EXHIBIT 10.11

KEMPHARM, INC.

INCENTIVE STOCK PLAN

1.	Purpose. The KemPharm, Inc. Incentive Stock Plan (the “Plan”) is intended to secure for KemPharm, Inc., a Iowa corporation (the “Company”) and its shareholders the benefits of the incentive inherent in common stock ownership by the employees and directors of, and consultants to, the Company or of any parent or subsidiary (as defined in Sections 424(e) and (f) of the Internal Revenue Code of 1986 and referred to hereinafter as “Affiliates”) who are largely responsible for the future growth and financial success of the Company; and to afford such persons the opportunity to obtain or increase a proprietary interest in the Company on a favorable basis.

2.	Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”); provided, however, that the Board may delegate administration of the Plan to a Committee as provided in this Section 2. (The administrator of this Plan, whether such administrator is the Board and/or a Committee, is referred to herein as the “Administrator”.)

Subject to the provisions of the Plan, the Board shall have exclusive authority to interpret and administer the Plan, to select persons eligible to participate in the Plan, to grant Incentive Stock Options, Non-Qualified Stock Options and Incentive Stock in accordance with the Plan, to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), to establish appropriate rules relating to the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Incentive Stock Options, the Non-Qualified Stock Options and the Incentive Stock granted pursuant to this Plan as the Board may deem necessary or advisable and consistent with the terms set forth herein. The Board shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participant(s) with respect to each grant of Benefits (defined below). The Board may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the Company’s best interests. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent the Board shall deem expedient and shall be the sole and final judge of such expediency.

The Board may appoint a committee (the “Committee”) consisting of not less than two (2) persons to administer this Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe which are not inconsistent with this Plan. Once appointed, the members of the Committee shall continue to serve until otherwise directed by the Board. Members of the Board who are either eligible for the grant or have been granted Benefits may vote on any matters affecting the administration of this Plan or the grant of any Benefits pursuant to this Plan, except that no such member shall act upon the granting of an Benefits to such member, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of Benefits to such member. If a Committee is appointed, the Committee shall select Participants from eligible person and shall determine the Benefits to be granted pursuant to the Plan and the terms and conditions thereof.

3.

Eligibility. The Administrator shall from time to time determine and designate the employees, directors and consultants of the Company and its Affiliates who shall be Participants in the Plan; and the number of Incentive Stock Options, Non-Qualified Stock Options and Incentive Stock to be awarded to each such Participant. In making any such award, the Administrator may take into account the nature of services rendered by a Participant, the capacity of the Participant to contribute to the success of the Company, and other factors that the Administrator may consider relevant. Notwithstanding the preceding, an Incentive Stock Option may be granted only to an individual who, at the time the Option is granted, is an employee of the Company or an Affiliate.

4.	Types of Benefits. Benefits under the Plan may be granted in any one or any combination of

(a)	Incentive Stock Options;

(b)	Non-Qualified Stock Options; and

(c)	Incentive Stock,

as described in the Plan (“Benefits”).

The Administrator may: (a) make the grant of Benefits conditional upon an election by a Participant to defer payment of a portion of his salary; (b) give a Participant a choice between two Benefits or combinations of Benefits; (c) award Benefits in the alternative so that acceptance of or exercise of one Benefit cancels the right of a Participant to another; and (d) award Benefits in any combination or combinations and subject to any condition or condition consistent with the terms of the Plan that the Administrator in its sole discretion may determine.

5.	Shares Subject to Plan. Subject to the provisions of Section 8 (relating to adjustment for changes in capital stock), the maximum number of shares that may be issued under this Plan shall not exceed in the aggregate of six million (6,000,000) shares of the Class A Common Stock of the Company (“Common Stock”). Such shares may be unissued shares, or issued shares that have been reacquired. If any incentive Stock Options or Non-Qualified Stock Options granted under the Plan shall for any reason terminate or expire, or be surrendered without having been exercised in full, the shares not purchased under such options shall be available again for option or grant under the Plan. If any Incentive Stock is forfeited prior to the end of a restricted period, such Incentive Stock shall be available again for option or grant under the Plan.

6.	Stock Options. A stock option is a right to purchase up to a designated number of shares of Common Stock at a designated price per share during a designated period.

The Administrator from time to time may grant options (“Options”) to Participants to purchase shares of Common Stock from the Company. An Option may be granted in the form of an “Incentive Stock Option,” which is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or in the form of a “Non-Qualified Stock Option,” which is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Each Option agreement between the Company and a Participant shall be in such form and shall contain such provisions as the Administrator from time to time shall deem appropriate. Option agreements need not be identical, but each option agreement shall include the substance of all of the provisions set forth in subsections (a) through (h) below:

(a)	An Option (i) shall not be transferable by the individual to whom granted except by will or by the laws of descent and distribution; and (ii) may be exercised during the individual’s lifetime only by such individual or, in the case of a Non-Qualified Option, such individual’s guardian or legal representative.

(b)	The Administrator in its discretion may provide in any Option agreement that the Option shall be exercisable in full at any time or from time to time during the term of the Option, or may provide for the exercise of the Option in such installments and at such times during the term of the Option as the Administrator may determine.

(c)	The maximum term of an Option shall be ten years from the date it was granted, except that the maximum term of an Incentive Stock Option granted to a person who owns more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company shall be five years.

(d)	The purchase price of the shares covered by each Option shall be not less than 100% of the fair market value of the stock subject to the Option at the time the Option is granted (110 % if the Option is an Incentive Stock Option and the recipient owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). The “fair market value” of a share of Common Stock shall be deemed to be (i) if traded on a securities exchange or The NASDAQ Stock Market, the closing price on the relevant date, or (ii) if actively traded over-the-counter, the closing bid price or. the relevant date, or (iii) if there is no active public market, such price that is reasonably determined by the Plan Administrator in good faith.

(e)	The aggregate fair market value (as determined by the Administrator as of the time an Incentive Stock Option is granted) of the Common Stock covered by an Incentive Stock Option awarded a Participant under the Plan that becomes exercisable for the first time during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000.00) or such other maximum applicable to Incentive Stock Options as may be in effect from time to time under the Code.

(f)	No Incentive Stock Option shall be awarded after the day preceding the tenth anniversary of the effective date of the Plan.

(g)	No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to shares issuable upon exercise of such Option until certificates representing such shares shall have been issued and delivered to such person.

(h)	An Incentive Stock Option may be granted only to a person who is an employee of the Company or any Affiliate at the time of the grant.

7.	Incentive Stock. Incentive Stock consists of Common Stock that is granted to a Participant. Each grant of Incentive Stock shall be in such form and subject to such terms, conditions and agreements as the Administrator from time to time shall deem appropriate. Grants of Incentive Stock need not be identical. The Administrator may make an award of “phantom stock credits” to any Participant which shall serve as a basis for an award of Incentive Stock at a later point in time.

8.	Adjustment Upon Changes in Stock. If any change is made in the shares of Common Stock of the Company by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure, or otherwise, appropriate adjustments shall be made by the Administrator to the kind and maximum number of shares subject to the Plan and the kind and number of shares and price per share of stock subject to each outstanding Benefit. Any increase in the shares, or the right to acquire shares, as the result of such an adjustment shall be subject to the same terms and conditions that apply to the Benefit for which such increase was received. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment, and rights to shares always shall be limited after such an, adjustment to the lower full share.

9.	Amendment of the Plan. The Board of Directors of the Company may at any time amend the Plan, provided that the Board may not, without approval (within twelve months before or after the date of such change) of such number of the stockholders as may be required by federal income tax or federal securities laws for any particular amendment: (a) increase the maximum number of shares of Common Stock in the aggregate which may be issued under the Plan, except as may be permitted under the adjustment provisions of Section 8, or (b) adopt any other amendment for which shareholder approval is required by federal income tax or federal securities laws. The Board of Directors may not alter or impair any Benefit previously granted under the Plan without the consent of the person to whom the Benefit was granted.

10.	Termination of the Plan. The Plan shall terminate upon the expiration of the ten year period which commences on the earlier of (a) the date the Plan is adopted by the Board of Directors of the Company, or (b) the date on which the Plan is approved by the stockholders of the Company; provided, however, that the Board of Directors may terminate or suspend the Plan at any time. No Benefit shall be awarded after termination of the Plan.

Rights and obligations under a Benefit awarded while the Plan is in effect shall not be altered or impaired by termination or suspension of the Plan except by consent of the person to whom the Benefit was awarded.

11.	Withholding Tax. The Company shall have the right to withhold with respect to any distribution made to Participants under the Plan any taxes required by law to be withheld because of such distribution (the “Tax Requirements”). The Administrator may require or permit a Participant to satisfy any Tax Requirements with Company stock. If the Administrator permits a Participant to satisfy the Tax Requirements in Company stock, the election by a Participant to do so shall be made prior to the date the withholding obligation arises (the “Tax Date”), shall be irrevocable and shall be subject to the disapproval of the Administrator.

12.	Rules of Construction. The terms of the Plan shall be construed in accordance with the laws of the State of Iowa, provided that the terms of the Plan as they relate to Incentive Stock Options shall be construed first in accordance with the meaning under and in a manner that will result in the Plan satisfying the requirements of the provisions of the Code governing incentive stock options.

13.	Nontransferability. Each Option or similar right granted under this Plan shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the holder’s lifetime only by the holder or the holder’s guardian or legal representative.

14.	Effective Date. The Plan shall become effective as of the date it is adopted by the Board of Directors of the Company subject only to approval by the holders of a majority of the outstanding voting stock of the Company within twelve months before or after the adoption of the Plan by the Board of Directors.